Exhibit 10.9
AGREEMENT FOR SERVICES
     This is an Employee Lease Agreement (hereinafter referred to as the “Agreement”), dated effective March 1, 2006 between Performance Home Buyers, LLC (hereinafter referred to as “Company”), and Performance Home Buyers, Inc. (hereinafter referred to as “Lessor”) both located at 4130 Linden Avenue, Suite 307, Dayton, Ohio 45432.
BACKGROUND
     Company desires to lease employees from Lessor. Such employees shall remain employees of Lessor, unless this Agreement is terminated, in which case the employees will automatically become employees of Company. Company recognizes that it will receive significant advantages from such an arrangement. Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:
1. Term.
     This Agreement shall continue until terminated by Company upon a vote of the holders of at least a majority of the issued and outstanding common units of membership interest of Company.
2. Effective Date.
     This Agreement shall become effective when both parties have signed this document. This Agreement replaces and supersedes the Amended and Restated Management Agreement between Performance Home Buyers, LLC and Performance Home Buyers, Inc., dated October 31, 2005.
3. The Employees.
     Lessor will lease the employees listed on Exhibit A (as of March 31, 2005) to the Company. The Company shall fill out Exhibit A, either in type or print. The Lessor shall be fully responsible for notifying all leased employees of their leased employee status.
     Company agrees to notify Lessor immediately when it decides that it is appropriate to release, terminate, or otherwise conclude the employment of any employee. Company agrees to cooperate with Lessor in all employment and unemployment matters. Company recognizes that these are essential conditions of this agreement.
4. Services Provided To Company.
     Lessor shall be fully responsible for payment of all payroll, payroll taxes, collection of taxes, unemployment insurance, and other administrative functions customarily performed by an employer for its employees while they are performing work. Lessor shall, without regard to payments by Company, assume such responsibilities as are required by applicable federal Wage and Hour law for payment of wages to leased employees until such employees are terminated from employment with Lessor. Lessor shall properly secure coverage for workers’ compensation for employees covered under this Agreement and shall offer an employee benefit package to all qualifying leased employees on an equal basis in accordance with benefits in effect as of the date of this Agreement. Company shall be responsible for ensuring that all applications and insurance enrollment forms are fully completed and returned to Lessor. Lessor shall cooperate with and assist Company in this important endeavor. Lessor assumes all employee liability issues for the employees leased to Company.
5. Reservation of Rights.
     In compliance with State law and Federal guidelines, Lessor shall, after consultation with Company, through Company’s Personnel Department or its on-site supervisor:
A.	Have a right to recruit, hire, direct and control employees;

B.	Have a right to discipline, replace, and terminate the employment of such employees and designate the date of separation from employment;

C.	Have a right to reward, promote, reassign, evaluate and determine the wages, hours, terms and conditions of employment;

D.	Have the right to resolve and decide employee grievances and Disputes; and

E.	Supervise and direct such employees in a reasonable manner, consistent with the practices of similar businesses and enterprises.
     Company will maintain such sufficient direction and control over the leased employees as is necessary to conduct the Company’s business and without which the Company would be unable to conduct its business; discharge any fiduciary responsibility that it may have; or comply with any applicable licensure, regulatory, or statutory requirement of Company.
6. Compensation.
     For services under this Agreement, Lessor shall be entitled to a bi-monthly fee equal to the Lessor’s expenses incurred on the Company’s behalf, including employee payroll and benefits for those employees of Lessor who provide services on behalf of the Company as well as all tax liability and operating expense.
7. Waiver, Modification, or Amendment
     No waiver, modification, or amendment of any term, condition, or provision of this Agreement shall be valid, or of any effect, unless made in writing, signed by the party to be bound or its duly authorized representative, and specifying with particularity the nature and extent of such waiver, modification, or amendment. Any waiver by any party of any default of the other shall not effect, or impair, any right arising from, any subsequent default.
8. Assignment
     Lessor acknowledges that the Lessor’s services are unique and personal. Accordingly, Lessor may not assign Lessor’s rights or delegate Lessor’s obligations under this Agreement unless Company agrees to such assignment in writing. Company’s rights and obligations under this Agreement shall insure to the benefit of, and shall be binding on, Company’s successors and assigns.
9. Entire Agreement
     This agreement, including any documents expressly referred to herein, contains the entire agreement between the Lessor and the Company and supersedes and cancels any and all other agreements, whether oral or in writing, between Lessor and Company with respect to the matters referred to herein.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Performance Home Buyers, LLC

By:	/s/ E. Randall Porter

Its:	President

LESSOR:

Performance Home Buyers, Inc.

By:	/s/ Peter E. Julian

Its:	Vice President